Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP EXTENDS SHARE REPURCHASE PROGRAM AND DECLARES DIVIDEND

Company remains committed to long-term balanced approach to capital allocation

Manitowoc, WI, February 17, 2021 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank, announced today that its Board of Directors extended the authorization for the repurchase program, and as a result, 609,000 additional shares are now available to be repurchased through February 2024. A total of 1,282,000 shares of common stock have now been authorized to be repurchased under the repurchase program that was originally announced in January 2020.

Under the previous authorization, the Company instituted a 673,000 share repurchase program that was designed to run through January 2023. As of December 31, 2020, Country Bancorp had repurchased 570,842 shares, or 85%, of the available shares allotted under the previous authorization. Shares of common stock may be purchased under the program periodically in privately negotiated transactions or in open market transactions at prevailing market prices, and pursuant to a trading plan in accordance with applicable securities laws.

“We are pleased to announce the extension of our share repurchase program and our dividend for the first quarter of 2021, both of which highlight our disciplined and balanced capital allocation approach.,” said Tim Schneider, President of County Bancorp, Inc. “The strategic transformation of the right side of our balance sheet enabled us to navigate pandemic-related headwinds in 2020, while preserving our ability to return capital to shareholders. As we look to the future, we plan to leverage that success to generate long-term shareholder value will continuing to drive free cash flow across multiple levers.”

The actual means and timing of any purchases, target number of shares and prices or range of prices under the repurchase program, which the Company will determine in its discretion, will depend on a number of factors, including the market price of the Company's common stock, share issuances under the Company's equity plans, general market and economic conditions and applicable legal and regulatory requirements. The Company's Board of Directors may modify, amend or terminate the program at any time. There is no assurance that the Company will purchase any shares under the program.

Quarterly Dividend Announced

The Company also announced that on February 16, 2021, its Board of Directors declared a quarterly cash dividend of $0.10 per share. The dividend will be payable on March 19, 2021 to shareholders of record as of March 5, 2021.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan. Visit our Investor Relations site for details: Investors.ICBK.com

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Investor Relations Contact

Glen L. Stiteley

EVP - CFO, Investors Community Bank

Phone: (920) 686-5658

Email: gstiteley@icbk.com